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                                                                      EXHIBIT 99

                                    Contacts: VIROPHARMA INCORPORATED
                                              Kori B. Beer
                                              Director, Corporate Communications
                                              610-458-7300
                                              Phone (610) 458-7300


         VIROPHARMA INCORPORATED REVISES PLECONARIL AGREEMENT WITH
                               SANOFI-SYNTHELABO


 VIROPHARMA PLANS TO SELECT A NORTH AMERICAN MARKETING PARTNER FOR PLECONARIL

EXTON, PA FEBRUARY 27, 2001 -- ViroPharma Incorporated (Nasdaq: VPHM) announced today that it has revised its agreement with Sanofi-Synthelabo for pleconaril, ViroPharma's most advanced product candidate. In order to maximize the commercial potential for pleconaril, ViroPharma will select a partner with a significant presence in the primary care market to co-promote the product in the United States and Canada. The partner also will assist ViroPharma in further developing pleconaril for additional indications. ViroPharma currently is conducting phase 3 clinical trials with pleconaril for the treatment of viral respiratory infection (VRI) in adults, and additional studies in other patient populations. ViroPharma expects to announce the results of its adult VRI studies by early April 2001.

ViroPharma believes that the revised agreement will better position the company as it prepares to select a partner for pleconaril. In the revised agreement, the royalty rates applicable to sales of pleconaril in the United States and Canada will be reduced after partner selection. The royalty rates applicable to sales of pleconaril by Sanofi-Synthelabo in the rest of the world also will be reduced. "We believe that, if the data from our current phase 3 trials with pleconaril are positive and the product receives regulatory approval, having a powerful primary care sales force promote pleconaril should dramatically enhance the commercial potential for this product and benefit both us and Sanofi-Synthelabo," said Michel de Rosen, ViroPharma's president and chief executive officer. "This revised agreement will help us select such a partner to assist in the successful launch and continued growth of the product. We have enjoyed an outstanding relationship with our partners at Sanofi-Synthelabo, and look forward to continuing our efforts with them to make this product a success."

The revised agreement includes additional changes. For example, pleconaril is covered by patents and patent applications originally licensed exclusively to ViroPharma in the United States and Canada from Sanofi-Synthelabo. The revised agreement expands ViroPharma's intellectual property rights around pleconaril by granting ViroPharma exclusive rights in the United States and Canada to a series of patents and patent applications covering compounds that are either related to pleconaril or that have other antiviral activity. In exchange for the expansion of the patent rights, ViroPharma granted Sanofi-Synthelabo 750,000 shares of ViroPharma's common stock, representing approximately 4.6% of ViroPharma's outstanding common stock. Also, among other
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changes, ViroPharma's obligation to make milestone payments to
Sanofi-Synthelabo has been eliminated.

ViroPharma originally licensed pleconaril from Sanofi-Synthelabo in 1995, and has the exclusive right to develop and commercialize the product in the United States and Canada. Sanofi-Synthelabo retains the right to develop and commercialize pleconaril in the rest of the world.

NOTE TO INVESTORS: There will be a teleconference call to further discuss this event at 10:00 a.m. EST. To participate in the call, please dial: 1-888-273-9887. After placing the call, please tell the operator you wish to join the ViroPharma conference call. Additionally, the conference call will be webcasted at:

www.videonewswire.com/VIROPHARMA/022701/.  Please note that the "VIROPHARMA"
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portion of the foregoing address is case-sensitive.  If you are unable to participate during the live Webcast, the conference call will be archived at this same address for 90 days.

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. The company is focused on drug development and discovery activities in viral diseases including viral respiratory infection (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, pleconaril, is in clinical development for treatment of picornavirus diseases, including late stage clinical trials for VRI. ViroPharma also has product candidates in clinical development for the treatment of hepatitis C and RSV disease.

This press release contains forward-looking statements, including statements relating to the expected timeframe for announcing results from clinical trials of pleconaril for the treatment of viral respiratory infection, the Company's ongoing efforts to commercialize its product candidates and to secure a partner for the commercialization of pleconaril in the United States and Canada, the market opportunity for pleconaril and the effect of a marketing partner on such market opportunity. Certain of ViroPharma's product candidates, including pleconaril, currently are in clinical trials. There can be no assurance that planned or ongoing clinical trials can be successfully concluded or concluded in accordance with the Company's anticipated schedule. The conduct of clinical trials and acquiring regulatory approval for investigational pharmaceutical products are subject to risks and uncertainties. Neither the FDA nor any other regulatory authority has approved pleconaril or any of ViroPharma's other product candidates for commercialization. There can be no assurance that FDA or other regulatory authority approval for pleconaril or any other product candidate under development by ViroPharma will be granted on a timely basis or at all. There can be no assurance that ViroPharma will be successful in securing a marketing partner for pleconaril. Even if approved and if ViroPharma is successful in securing a marketing partner, there can be no assurance that pleconaril will achieve market acceptance. These factors, and other factors that could cause future results to differ materially from the expectations expressed in this press release, include, but are not limited to, those described in ViroPharma's most recent Registration Statement on Form S-3 filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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